Exhibit 99.1

RegeneRx Biopharmaceuticals Inc 15245 Shady Grove Road, Suite 470 Rockville, Maryland 20850	PHONE 301.208.9191 FAX 301.208.9194 WEB www.regenerx.com
News Release

RegeneRx Announces Pricing of Public Offering
ROCKVILLE, MD, May 18, 2010—RegeneRx Biopharmaceuticals, Inc. (NYSE Amex: RGN), a biopharmaceutical company focused on the development of a novel therapeutic peptide, Thymosin beta 4, for tissue and organ protection, repair and regeneration in cardiovascular diseases, central nervous system injuries, ophthalmic indications and dermal wounds, announced the pricing of its previously announced underwritten public offering of 11,500,000 units of its securities at a public offering price of $0.41 per unit. Each unit consists of one share of RegeneRx common stock and 0.40 warrants to purchase common stock. Each warrant has a term of five years and represents the right to purchase one share of common stock at an exercise price of $0.56 per share. No fractional warrants will be issued. The units will immediately separate and the common stock and warrants will be issued separately. The warrants will be quoted on the NASD Over the Counter Bulletin Board and are expected to begin trading on or about May 18, 2010. The offering is expected to close on or about May 21, 2010, subject to customary closing conditions.
Maxim Group LLC is acting as the sole book-running manager for this offering, with Boenning & Scattergood as co-manager. RegeneRx has granted the underwriters an option for a period of 45 days to purchase up to an additional 1,725,000 units to cover over-allotments, if any.
The net proceeds from the sale of the units, after deducting underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $3.9 million (or $4.5 million if the underwriters’ over-allotment option is exercised in full). The company plans to use the net proceeds from this proposed offering to support and fund several clinical trials, including a proposed Phase 2 clinical trial of its product candidate RGN-352 for the treatment of patients with acute myocardial infarction, more commonly known as a heart attack; an ongoing Phase 2 clinical trial of its product candidate RGN-137 in patients with the skin defect epidermolysis bullosa; compassionate use studies of its product candidate RGN-259 in patients with neurotrophic keratitis; a proposed physician-sponsored trial in patients with dry eye associated with graft versus host disease; and, another proposed physician-sponsored Phase 1/2 trial of RGN-352 in patients with multiple sclerosis. The company also plans to use the net proceeds for general corporate purposes, including working capital.
The offering described above is being made pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission on May 17, 2010. A preliminary prospectus relating to the offering was filed with the SEC on May 17, 2010, and is available on the SEC’s website at http://www.sec.gov. A final prospectus relating to the offering will also be filed with the SEC. When available, copies of the final prospectus may also be obtained by contacting the prospectus department at Maxim Group LLC, 405 Lexington Avenue, New York, NY 10174, or by telephone at 1-800-724-0761.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, units, shares of common stock or warrants. Furthermore, RegeneRx will not sell any of the units and has been advised by Maxim Group that the underwriters and their affiliates will not sell any of the units in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such state or jurisdiction.
About RegeneRx Biopharmaceuticals, Inc.
RegeneRx is focused on the development of a novel therapeutic peptide, Thymosin beta 4, or Tβ4, for tissue and organ protection, repair and regeneration. Currently, RegeneRx has formulated three product candidates in clinical development: RGN-137, a topically applied gel for chronic dermal wounds and reduction of scar tissue that is currently in a Phase 2 clinical trial for the treatment of epidermolysis bullosa; RGN-259, a sterile, preservative-free topical eye drop for ophthalmic indications that is currently being supported in compassionate use studies; and RGN-352, an injectable formulation for systemic delivery to treat cardiovascular diseases, central nervous system diseases, and other medical indications that require administration by injection, that has completed a Phase 1 clinical trial. RegeneRx is initially targeting RGN-352 for the treatment of patients who have suffered an acute myocardial infarction, or heart attack, although recent animal research suggests that this formulation may also benefit patients with multiple sclerosis and stroke. RegeneRx has a fourth product candidate, RGN-457, which is an inhaled formulation targeting cystic fibrosis and other pulmonary diseases, in pre-clinical development. These product candidates are based on Tβ4, a synthetic copy of a 43-amino acid, naturally occurring peptide that is the subject of an exclusive worldwide license from the National Institutes of Health. In addition to the four pharmaceutical product candidates described above, RegeneRx is pursuing the commercial development of peptide fragments of Tβ4 for potential cosmeceutical use. RegeneRx holds over 60 worldwide patents and patent applications related to its product candidates.
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For RegeneRx:
Lori Smith
301.208.9191